Exhibit 10.6

AMENDMENT #1 to EMPLOYMENT AGREEMENT

This Amendment #1 to Employment Agreement (this “Amendment”) is effective as of July 20, 2026 ( the “Effective Date”), and is entered into by and between TON Strategy Company, formerly known as Verb Technology Company, Inc., (the “Company”) and Sarah Olsen (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated as of August 7, 2025 (the “Agreement”); and

WHEREAS, the Company and Employee wish to amend certain provisions of that Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Effective Date of this Amendment.

1. Section 1(a) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement): Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Financial Officer (CFO) & Chief Operating Officer (COO) of the Company, reporting to the Chief Executive Officer of the Company.

Employee agrees that the amendment of this Section 1(a) does not constitute Good Reason, as that term is defined in the Agreement.

2. The first paragraph of Section 3(b) is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement): Termination by the Company without Cause or Resignation by Employee for Good Reason. If Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason, subject to the Employee timely executing and not revoking a general release of all claims against the Company, its subsidiaries, and any of their respective affiliates in a form to be provided to Employee from the Company (a “Release”) and the expiration of any applicable revocation period with respect to the Release within forty-five (45) days after the Employee’s Termination Date (the last day of the maximum period of time that the Release can be executed and no longer revocable, the “Release Consideration Expiration Date”, and the actual date in which the Release is fully effective and no longer revocable, the “Release Effective Date”), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive: (i) an amount equal to twelve (12) months of then-current Annual Salary, as of the Termination Date, which shall be paid, in equal monthly installments in accordance with the Company’s general payroll practices, with the first installment to be paid on the first payroll date following the effective date of the Release (the “Severance Payment Commencement Date”), with any such payments that would have otherwise been made to Employee following their Termination Date but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date; (ii) an amount equal to a prorated portion of Employee’s Annual Bonus up to and including the Termination Date, prorated on a daily basis, for the calendar year in which the Termination Date occurs; and (iii) continued time-vesting of any unvested portion of the Initial Equity Award for twelve (12) months following the Employee’s Termination Date.

3. Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile or other electronic means, each of which shall be considered an original, but all of which together shall be deemed to be one and the same agreement.

4. Ratification. Except as specifically modified by this Amendment, all other terms, conditions, and provisions of the Agreement shall remain in full force and effect. Following the execution of this Amendment, any reference to the “Agreement” shall be understood to refer to the Agreement as modified herein.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed as of the date first set forth above.

EMPLOYEE:		TON STRATEGY COMPANY

By:	/s/ Sarah Olsen	By:	/s/ Kevin Wilson
	Sarah Olsen		Kevin Wilson ,Chief Executive Officer